UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):         January 7, 2003


                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)


        Minnesota                      0-25121              41-1597886
(State of Incorporation)       (Commission File            (IRS Employer
                                        Number)              Identification No.)


        6105 Trenton Lane North
        Minneapolis, Minnesota                      55442
        (Address of principal                    (Zip Code)
               executive offices)


Registrant's telephone number, including area code: (763) 551-7000





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Item 9.  Regulation FD Disclosure.

     On January 7, 2003, the registrant issued a press release, as follows:



FOR IMMEDIATE RELEASE                   Contact:  Mark Kimball (763) 551-7070
January 7, 2003                                   Select Comfort Corporation
                                                  Mark.Kimball@selectcomfort.com

                      SELECT COMFORT CORPORATION ANNOUNCES
                          STRONG FOURTH QUARTER RESULTS
         TOTAL SALES WERE $92.3 MILLION, AN INCREASE OF 33 PERCENT OVER
                              FOURTH QUARTER 2001

Minneapolis, Minn. (January 7, 2003) - Select Comfort Corporation (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed , announced today that it expects to report fully diluted pro forma , after tax earnings per share in the range of $.14 to $.15 for the fourth quarter of 2002, above its previously announced guidance range of $.10 to $.12 per share. This compares to net income in the fourth quarter of 2001 of $.04 per share, or $.02 per share pro forma after tax.

     The earnings improvement was led by estimated fourth quarter net sales of $92.3 million, 33 percent higher than fourth quarter 2001 net sales of $69.3 million. For the full 2002 fiscal year, the Company expects pro forma , after tax earnings in the range of $.36 to $.37 per share on net sales of $335.8 million. Cash balances at year end were $40.8 million.

     "We are pleased with our consistent, positive momentum throughout the year, and particularly in this fourth quarter," said Bill McLaughlin, president and chief executive officer. "We've now achieved six consecutive quarters of profit, four with strong double-digit sales growth. Comparable store sales increased 38 percent in the fourth quarter, and 27 percent for the year, despite softness in the general economy. We believe we are well-positioned for continued sales and profit margin growth in 2003 with a strong mix of new products, continued expansion of our successful Sleep Number(R) advertising campaign, and continued distribution expansion."

     Select Comfort reconfirmed its net income guidance for 2003 of $.44 to $.48 per share. The company plans to report full results for the fourth quarter and 2002 on February 4, 2003. A full reconciliation of the company's pro forma, after tax earnings estimates to treatment under Generally Accepted Accounting Principles (GAAP) can be found at the end of this release.



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

     Select Comfort will hold a conference call to discuss its fourth quarter results on February 4, 2003, at 10:00 a.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 1:00 p.m. Central Time on February 4, 2003, through 5:00 p.m. Central Time on February 11, 2003. To access the replay, please call 800-642-1687 from anywhere in the U. S. International callers may dial 706-645-9291. The passcode for the replay is 7458994. An archived replay of the conference call may also be accessed after approximately 12:30 p.m. Central Time on February 4, 2003 at www.selectcomfort.com.

     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer (1), holding 27 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 322 retail stores located nationwide, including leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

                                      ###


     Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, consumer confidence, effectiveness of our advertising and promotional efforts, acceptance of our products and sleep technology, industry competition, our dependence on significant suppliers, including Conseco Finance for extension of consumer credit, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1)  Top 25 Bedding Retailers, Furniture Today, August 12, 2002



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Reconciliation of the Company's estimates of pro forma, after tax earnings per share and earnings per share under Generally Accepted Accounting Principles
(GAAP):

                                        Three months ended      Twelve months ended
                                         December 28, 2002        December 28, 2002
                                        ------------------      -------------------

Earnings per share under GAAP                 $.20 -- $.21           $1.08 -- $1.09

Pro forma income taxes at
38 percent                                            (.08)                    (.21)

One-time non-cash charge for debt
prepayment                                             .02                      .02

Restoration of deferred tax assets
- income tax benefit                                    --                     (.53)
                                                     -----                    -----

Pro forma after-tax earnings per
share                                         $.14 -- $.15             $.36 -- $.37




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         SELECT COMFORT CORPORATION
                                         (Registrant)


Dated:  January 7, 2003                  By:    /s/ Mark A. Kimball
                                            ------------------------------------

                                         Title:    Senior Vice President








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